Exhibit 10.1
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT, dated as of April 20, 2018 (this "Agreement"), is entered into by and between Christopher & Banks Company, a Minnesota corporation ("Seller"), and 2400 Xenium, LLC, a Minnesota limited liability company (“Buyer"). The foregoing date is the "Effective Date" for purposes of this Agreement.
In consideration of this Agreement, Seller and Buyer agree as follows:
1.Sale of Property. Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following property (collectively, the "Property"):

1.1.
Real Property. The "Real Property" is collectively, (1) the land (the "Land") located at 2400 Xenium Lane North, Plymouth, Hennepin County, Minnesota and legally described on the attached Exhibit A; (2) all buildings, structures, facilities, utilities, installations and other improvements constructed or located on the Land and all building systems and all fixtures attached thereto (collectively, the "Buildings"); and (3) all easements and rights benefiting or appurtenant to the Land.

1.2.
Personal Property. Equipment that is not considered fixtures that is integrated into or a component part of one or more Building systems related to the Real Property, such as HVAC systems and facilities, electrical and mechanical systems and facilities, generators, life-safety systems, fire suppression and alarm systems, security systems, Building communication systems and facilities, and lighting systems and facilities (collectively, the "Personal Property"). Personal Property shall not include Tenant’s Equipment (as such term is defined in the Lease-Back Lease).

1.3.
Permits, Warranties, and Plans. Seller’s interest in the following items, if any: (i) all permits and licenses relating to the ownership of the Property (collectively, the “Permits”); (ii) all warranties and guaranties relating to the ownership of the Property (collectively, the “Warranties”); and (iii) any as-built drawings, site plans, and architectural plans and specifications for the Landlord and Building, as may be in the possession of Seller (collectively, the “Plans”).

2.    Purchase Price and Manner of Payment. The total purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Property is $13,650,000. Buyer shall pay the Purchase Price as follows:

2.1.
$175,000, as earnest money (together with all interest earned thereon, the "Earnest Money"), which Earnest Money will be held by Old Republic National Title Insurance Company (the "Title Company") in an interest-bearing escrow account, at the sole cost of Buyer, pursuant to a commercially reasonable escrow agreement among Seller, Buyer and the Title Company (to be executed and delivered concurrently herewith), to be deposited into such escrow account by Buyer within three (3) business days after the execution and delivery by the parties of this Agreement. Buyer’s deposit of the Earnest Money with the Title Company within three (3) business days after the execution and delivery by the parties of this Agreement is a condition precedent to the effectiveness of this Agreement, and this Agreement is of no force or effect until the foregoing condition precedent is either satisfied by Buyer’s deposit of the Earnest Money as aforesaid, or by Seller’s written waiver of this condition precedent in its sole and absolute discretion. Seller may rescind its execution of this Agreement if Buyer fails to satisfy the foregoing condition precedent as required by this Section 2.1.

2.2.	The balance of the Purchase Price by wire transfer of U.S. Federal Funds to be received in the Title Company's trust account on or prior to the Closing Date.

2.3.
Buyer acknowledges and agrees that the Earnest Money is non-refundable to Buyer except, and that Buyer is only entitled to receive a refund of the Earnest Money, under any one or more of the following conditions:

2.3.1.	Buyer’s termination of the Agreement under Section 4.1;

2.3.2.	Buyer’s termination of this Agreement under Section 9.1;

2.3.3.	Buyer’s termination of this Agreement under Section 9.2; or

2.3.4.	Buyer’s termination of the Agreement under Section 16.2.
3.    Inspection Period. Buyer acknowledges and agrees that Seller has afforded Buyer an opportunity to access, investigate and test the Property prior to the date of this Agreement, subject to the terms of that certain Access and Confidentiality Agreement between Seller and Buyer dated January 29, 2018 (the “Site Access Agreement”), and that Seller shall have no further right to terminate this Agreement except as expressly provided in this Agreement.

3.1.	Title Matters.

3.1.1	Seller’s Title Evidence. Buyer acknowledges receipt of a title commitment File No. ORTE744592 with an effective date of December 17, 2017 (“Title

Commitment”) for an owner’s policy of title insurance, issued by the Title Company, and (ii) an “as built” survey of the Property dated January 3, 2018 prepared by Jerome C Wittstock (Westwood Professional Services, Inc.) (the “Survey”) (collectively, the Survey and Title Commitment are referred to herein as the “Title Evidence”).

3.1.2
Buyer’s Title Proforma. Buyer acknowledges and agrees that it has reviewed the Title Evidence prior to signing this Agreement and that it accepts the Survey and those matters, documents and exceptions identified on Schedule B of the proforma title policy attached hereto as Exhibit D (the “Proforma Title Policy”); provided that the Survey may be revised to include additional parties to the certification prior to Closing.

“Permitted Encumbrances” shall also include (i) taxes and assessments not yet delinquent; (ii) matters disclosed by the Survey, (iii) any additional exceptions, liens, encumbrances or other matters arising as a result of Buyer’s actions and/or access and investigation of the Property, and (iv) those matters, documents, and exceptions identified on the Proforma Title Policy. The Title Company shall issue Buyer an owner’s policy of title insurance in the form of the Proforma Title Policy, subject to Section 3.1.3 below.
3.1.3    Title Update.    If, prior to Closing, the Title Company updates the Title Commitment (the “Title Update”) and such Title Update discloses matters not reflected in the Title Evidence (“New Exceptions”), Buyer may object to the New Exceptions to the extent the same are not Permitted Encumbrances if such New Exceptions materially adversely affect the use of the Property or materially detract from the value of the Property within five (5) days following the date of receipt by Buyer of the Title Update. If Buyer does not so object within such 5-day period, then such New Exceptions shall be deemed waived by Buyer. If any New Exception is so objected to by Buyer within such 5-day period (the “Objections”), then Seller shall use reasonable efforts to cure the Objections within ten (10) days after its receipt of the Objections, which cure may include causing the Title Company to provide affirmative coverage to Buyer. If any Objection is not cured within such 10-day period, then Buyer may provide written notice to Seller of its intent to terminate this Agreement or to waive any uncured Objections and proceed to Closing. Seller shall have no obligation to cure. Pending such cure, the Closing will be postponed as necessary to accommodate such time period. Notwithstanding anything to the contrary in this Section 3.1.3, all New Exceptions that are judgment liens, mechanics liens and mortgages arising through Seller shall automatically be deemed to be objected to by Buyer as "Objections" that may not be cured by Seller causing the Title Company to provide affirmative coverage to Buyer.
4.    Contingencies.
4.1    Buyer's Contingencies. The obligation of the Buyer to perform under this Agreement is contingent upon the timely occurrence or satisfaction of each of the following conditions:
4.1.1    Seller shall have delivered all of Seller's Closing Documents;
4.1.2    the representations and warranties of Seller in this Agreement shall be true and correct in all material respects through and including the date of Closing;
4.1.3    Title to the Property shall be delivered in accordance with Section 3.1;
4.1.4    no breach of this Agreement by Seller is in effect; and
4.1.5    the full funding of the escrow amount required by the Repair Escrow Agreement, which escrow amount may be funded from the proceeds of the Purchase Price.
The contingencies in this Section 4.1 are solely for the benefit of, and may at any time be waived by, the Buyer. In the event any of the foregoing contingencies are not satisfied on or before the time specified therein, then Buyer may terminate this Agreement and receive a refund of the Earnest Money.
4.2    Seller's Contingencies. The obligation of the Seller to perform under this Agreement is contingent upon the timely occurrence or satisfaction of each of the following conditions:
4.2.1    Buyer shall have delivered all of Buyer’s Closing Documents;
4.2.2    the representations and warranties of Buyer shall be true and correct in all material respects through and including the date of Closing;
4.2.3    Buyer shall have paid the Purchase Price; and
4.2.4    there shall be no breach of this Agreement by Buyer.

The contingencies in this Section 4.2 are solely for the benefit of, and may at any time be waived by, the Seller. In the event any of the foregoing contingencies are not satisfied on or before the time specified therein, then Seller may terminate this Agreement.
5.    Closing. The closing (the "Closing") of the purchase and sale contemplated by this Agreement shall take place on April 27, 2018 (the “Closing Date”) or such earlier date as mutually agreed to in writing by the parties hereto. The Closing must take place via escrow facilitated by the Title Company. Seller agrees to deliver possession of the Property to Buyer on the Closing Date subject to the Lease-Back Lease (as hereinafter defined) subject to, and in accordance with, this Agreement and otherwise in its "AS IS", "WHERE IS" and "WITH ALL FAULTS" condition.

5.1.
Seller's Closing Documents. On the Closing Date (unless set forth to the contrary below), Seller shall deliver, or caused to be delivered, to Buyer the following (collectively, "Seller's Closing Documents"), all in form and content reasonably satisfactory to Seller and Buyer:

5.1.1.
Deed. A Limited Warranty Deed, in the form attached hereto as Exhibit B, conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances hereinafter defined.

5.1.2.
Assignment of Permits, Warranties, and Plans and Bill of Sale. An Assignment of Permits, Warranties, and Plans and Bill of Sale, conveying Seller’s interest therein and to the Personal Property, if any, to Buyer, in the form attached hereto as Exhibit C (the “General Assignment”).

5.1.3.	FIRPTA Affidavit. A non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

5.1.4.	Lease-Back Lease. The Lease-Back Lease.

5.1.5.	Memorandum of the Lease-Back Lease. A memorandum of the Lease-Back Lease in the form attached to the Lease-Back Lease.

5.1.6.	Letter of Credit. The Letter of Credit (as such term is defined in the Lease-Back Lease).

5.1.7.	Repair Escrow Agreement. The Repair Escrow Agreement (as such term is defined in the Lease-Back Lease).

5.1.8.	Insurance Certificates. Certificates evidencing Seller's (as tenant) liability and property insurance for the Property in accordance with the terms of the Lease-Back Lease.

5.1.9.	Well Certificate. A Certificate (or the appropriate notation on the Limited Warranty Deed) signed by Seller and in the form required by Minnesota Statutes Section 103I.235.

5.1.10.	Storage Tanks. If the Property contains or contained a storage tank, an affidavit with respect thereto, as required by Minnesota Statutes Section 116.48.

5.1.11.	Seller's Affidavit. A seller's affidavit in form and content required by the Title Company and reasonably acceptable to Seller.

5.1.12.
SNDA. If required by Buyer’s Lender (as such term is defined in the Lease-Back Lease), if any, an SNDA (as such term is defined in the Lease-Back Lease) in recordable form executed by "Tenant" (defined below) substantially in the form attached hereto as Exhibit F.

5.1.13.
Termination of Intracompany Leases. Terminations of (i) that certain Office Lease dated January 29, 2017 (the “Existing Office Lease”) by and between Seller, as landlord, and Christopher & Banks Corporation, as tenant, and (ii) that certain Warehouse and Office Lease dated January 29, 2017 (the “Existing Warehouse Lease”; and collectively with the Existing Office Lease, the “Leases”) by and between Seller, as landlord, and Christopher & Banks, Inc., as tenant.

5.1.14.
Subleases. (i) Sublease of the Lease-Back Lease, in substantially the same form as the Existing Office Lease, and (ii) sublease of the Lease-Back Lease in substantially the same form as the Existing Warehouse Lease, with Christopher & Banks Corporation, as sublandlord, and with either or both Christopher & Banks Company and Christopher & Banks, Inc., as subtenant.

5.1.15.
Other Documents. All other documents reasonably determined by either or both of the Buyer or the Title Company to be necessary to consummate the purchase, sale and lease-back of the Property as contemplated herein.

5.1.16.
Evidence of Authorization. Written consent evidencing the capacity and authority of Seller to enter into this Agreement, consummate the Closing and to enter into and deliver the Seller’s Closing Documents.

5.2.
Buyer's Closing Documents. On the Closing Date, Buyer will execute and deliver to Seller the following (collectively, "Buyer's Closing Documents"), all in form and content reasonably satisfactory to Seller and Buyer:

5.2.1.	Purchase Price. The Purchase Price, by wire transfer of U.S. Federal Funds and less the Earnest Money, to be received in the Title Company's trust account on the Closing Date.

5.2.2.	Lease-Back Lease. The Lease-Back Lease.

5.2.3.	Memorandum of the Lease-Back Lease. A memorandum of the Lease-Back Lease in the form attached to the Lease-Back Lease.

5.2.4.	Repair Escrow Agreement. The Repair Escrow Agreement.

5.2.5.
Collateral Access Agreement. A collateral access agreement, in favor of Wells Fargo Bank, National Association (“Seller’s Lender”), permitting Seller’s Lender access to Tenant’s Equipment (as defined in the Lease-Back Lease) in the event of a default under Seller’s loan documents with Seller’s Lender, in the form attached hereto as Exhibit G (the “Collateral Access Agreement”).

5.2.6.	General Assignment. The General Assignment.

5.2.7.	Certificate of Real Estate Value. A Certificate of Real Estate Value for the Real Property.

5.2.8.
Other Documents. All other documents reasonably determined by either or both Seller or the Title Company to be necessary to consummate the purchase, sale and lease‑back of the Property as contemplated herein.

5.2.9.
Evidence of Authorization. Written consent evidencing the capacity and authority of Buyer to enter into this Agreement, consummate the Closing and to enter into and deliver the Buyer’s Closing Documents.

6.    Prorations. Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

6.1.
Title Insurance and Closing Fee. Seller will pay for search and exam fees charged by the Title Company and Buyer will pay for the premiums required for the issuance of a standard and customary owner's title insurance policy (including any endorsements) desired by Buyer. Seller and Buyer shall each pay one-half (1/2) of all closing fees and charges imposed by the Title Company or any closing agent designated by the Title Company.

6.2.
Deed Tax. Seller shall pay all state deed tax regarding the Limited Warranty Deed and the memorandum of the Lease-Back Lease to be delivered by Seller under this Agreement and recorded as part of the Closing.

6.3.	Mortgage Tax. Buyer shall pay all mortgage registry tax due in connection with Buyer’s mortgage and any other fees or charges arising from Buyer’s financing.

6.4.
Recording Fees. Seller will pay the cost of recording the Limited Warranty Deed and the memorandum of Lease-Back Lease and all other documents contemplated by this Agreement that are required to be recorded (other than recording fees and taxes arising from the recording of Buyer's mortgage).

6.5.
Real Estate Taxes and Special Assessments. To the extent required by applicable Minnesota law, Seller shall pay on or before Closing all of the general real estate taxes and installments of special assessments due and payable prior to Closing and for any period prior to commencement of the tenant's obligations to commence payment under the Lease-Back Lease. Without limiting the foregoing, in all events Seller shall pay all real estate taxes with respect to the Property of any sort due on or prior to Closing if and to the extent necessary so that the owner's title insurance policy to be issued to Buyer at the Closing insures Buyer against any real estate taxes, except those not yet due and payable as of the Closing. After Closing Seller shall pay, as tenant under the Lease-Back Lease, all general real estate taxes and installments of special assessments levied against the Real Property in accordance with the terms of the Lease-Back Lease.

6.6.
Base Rent. On the Closing Date, Seller shall pay the Base Rent (as such term is defined in the Lease-Back Lease) under the Lease-Back Lease for the period commencing on the Closing Date and ending on the last day of the first full calendar month following the Closing Date, which amount Seller may pay as a credit against the Purchase Price to be paid by Buyer at Closing.

6.7.
Other Costs. Seller shall pay all other operating costs of the Property in the ordinary course of its business and, if such costs are payable after Closing, Seller shall pay the same, whether as Seller hereunder or as tenant under the Lease-Back Lease in accordance with the terms thereof.

6.8.	Attorneys’ Fees. Each of the parties will pay its own attorneys' fees, except that a party defaulting under this Agreement or any one or more of Seller's Closing

Documents or Buyer's Closing Documents will pay the reasonable attorneys' fees and court costs incurred by the nondefaulting party to enforce its rights hereunder.

6.9.
Brokers' Fees. Seller shall pay all fees, commissions, expenses and other amounts due the Broker (as defined below) arising from the transactions contemplated by this Agreement in accordance with a separate written agreement.

7.    Representations and Warranties by Seller. Seller shall indemnify Buyer from any expense, cost, damage or loss suffered by Buyer to the extent caused by the breach by Seller of any of the representations and warranties set forth in this Agreement, but only if Buyer first has Actual Knowledge of such breach after Closing. To the extent Buyer has Actual Knowledge prior to Closing of any breach by Seller of any of its representations and warranties set forth in this Agreement, Buyer's sole right and remedy will be to either (i) terminate this Agreement by giving Seller written notice thereof at or before the Closing and request the Title Company to return the Earnest Money to Buyer, or (ii) waive the breach and proceed to Closing. Where the phrase "to Seller's Knowledge" is used in this Agreement, it shall mean the actual knowledge of the Seller’s current CEO, current CFO, General Counsel, and Vice President, Real Estate, as of the Effective Date, without any imputed, implied, or constructive knowledge of said individual and without any duty to investigate. Notwithstanding anything herein to the contrary, in no event shall the current CEO, current CFO, General Counsel, and Vice President, Real Estate, have any personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Where the phrase "Actual Knowledge of Buyer" or a similar phrase is used in this Agreement, it shall mean the actual knowledge of Andrew Finn, Kim Culp, Christopher Culp, and Theodore G. Glasrud, Jr., without any imputed, implied, or constructive knowledge of said individual and without any duty to investigate.

7.1.
Except as herein expressly stated, Buyer is purchasing the Property based upon its own investigation and inquiry and is not relying on any representations or warranties of Seller or other any party and agrees to accept and purchase the Property "AS IS", "WHERE IS" and "WITH ALL FAULTS", subject to the conditions of examination herein set forth and the express representations and warranties herein contained.

7.2.	Seller represents and warrants to Buyer now and on the Closing Date as follows:

7.2.1.
Existence; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and Seller's Closing Documents. Such documents have been and/or will be duly authorized by all necessary action; such documents are and/or will be valid and binding obligations of Seller, and are enforceable in accordance with their respective terms.

7.2.2.
Third Party Consents. No authorizations, consents or approvals of, or filings with, any governmental authority or any other third party is required with respect to Seller for the execution and delivery of this Agreement and the Seller Closing Documents, or the performance of its obligations hereunder or thereunder other compliance with the terms of that certain Credit Agreement by and between Seller and Seller’s Lender with respect to the performance of certain obligations of Seller hereunder, which Seller covenants will be obtained prior to Closing.

7.2.3.	Leases. The Property is not subject to any lease, sublease or similar occupancy agreement other than the Leases.

7.2.4.	FIRPTA. Seller is not a "foreign person", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in Section 1445 of the Internal Revenue Code.

7.2.5.
Wells. Seller certifies and warrants that, to Seller's Knowledge, Seller does not know of any "Wells" on the described Property within the meaning of Minnesota Statutes Section 103I.235. This representation is intended to satisfy the requirements of that statute.

7.2.6.
Sewage Treatment System Disclosure. For the purposes of satisfying any applicable requirements of Minnesota Statutes Section 115.55, Seller discloses and certifies that, to Seller's Knowledge, there is not an abandoned subsurface sewage treatment system on the Property. Further, to Seller's Knowledge, the sewage generated at the Property is managed as follows: the sewage goes to a facility permitted by the Minnesota Pollution Control Agency.

7.2.7.	Methamphetamine Disclosure. To Seller's Knowledge, no methamphetamine production has occurred on the Property.

7.2.8.
Brokers or Finders. Seller represents to Buyer that it has dealt with no brokers or finders in connection with this Agreement other than Welsh Companies, LLC d/b/a Colliers International (the “Broker”). Seller shall indemnify Buyer for any loss suffered by Buyer to the extent caused by Seller’s breach of its representation set forth in this 7.2.8.

7.2.9.
Bankruptcy. No petition in bankruptcy, insolvency, reorganization or rearrangement under any bankruptcy or insolvency law has been filed by or against Seller; no action has been commenced for the appointment of a trustee or receiver of Seller or any of its property; and Seller is not insolvent and has not made an assignment for the benefit of its creditors.

7.2.10.	Purchase Rights. No person or entity has any right or option (or right of first offer or right of first refusal) to purchase all or any portion of the Property.

7.2.11
No Default. Seller has not received any written notice stating that either or both Seller or the Property are currently in default beyond applicable cure periods under, or with respect to, any recorded documents affecting or constituting a lien or encumbrance on the Property.

7.2.12
Certain Deliveries. Prior to the date of this Agreement, to Seller’s Knowledge, Seller provided complete copies of the following materials, if any, to Buyer to the extent in Seller's possession or control (collectively, the “Due Diligence Materials”):

(i)    the Leases;
(ii)    the Phase I Report (as defined below);
(iii)    a materially complete HVAC and equipment inventory list;
(iv)    all material service contracts relating to the Property;
(v)    a set of floor plans of the Buildings;
(vi)    utility payment history by fiscal month for the Building for fiscal January 2016 through fiscal December 2017;
(vii)    insurance certificates of Seller and its affiliates for Commercial General Liability; Automobile Liability; Umbrella Liability; and Worker’s Compensation & Employer’s Liability;
(viii)    a materially complete list of all capital improvements made to the Property from June 2013 to date;
(ix)    certificate of occupancy; and

(x)    building plans and specifications from March 17, 2006 prepared by Finn Daniels Architects.
8.    Representations and Warranties by Buyer. Buyer shall indemnify Seller from any loss suffered by Seller to the extent caused by the breach by Buyer of any of the representations and warranties set forth in this Section 8 if such breach is discovered after Closing. The representations and warranties of Buyer contained in, or required by, this Agreement must be true now and on the Closing Date as if made on the Closing Date. Buyer represents and warrants to Seller as follows:

8.1.
Existence; Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and Buyer's Closing Documents, and such documents have been and/or will be duly authorized by all necessary action; such documents are and/or will be valid and binding obligations of Buyer, and are enforceable in accordance with their terms.

8.2.	FIRPTA. Buyer is not a "foreign person", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in Section 1445 of the Internal Revenue Code

8.3.
Bankruptcy. No petition in bankruptcy, insolvency, reorganization or rearrangement under any bankruptcy or insolvency law has been filed by or against Buyer; no action has been commenced for the appointment of a trustee or receiver of Buyer or any of its property; and Buyer is not insolvent and has not made an assignment for the benefit of its creditors.

8.4.
Third-Party Consents. No authorizations, consents or approvals of, or filings with, any governmental authority or any other third party is required with respect to Buyer for the execution and delivery of this Agreement and its Closing Documents or the performance of its obligations hereunder or thereunder.

8.5.
Brokers or Finders. Buyer has dealt with no brokers or finders in connection with this Agreement other than the Broker, and has not agreed to pay any amounts to the Broker related to or in connection with this Agreement or with the Lease-Back Lease. Buyer shall indemnify Seller for any loss suffered by Seller to the extent caused by Buyer's breach of its representation set forth in this Section 8.5.

9.    Casualty; Condemnation.

9.1.
Casualty. If all or any part of the Property is damaged by fire, casualty, the elements or any other cause, Seller shall promptly give notice to Buyer, and if the restoration of the Property is reasonably estimated to cost more than $500,000, then Buyer shall have the right, at its option by giving notice to Seller within ten (10) calendar days after the date of the casualty, to either (a) terminate this Agreement, in which event the Earnest Money will be returned to Buyer or (b) proceed to Closing, in which event Seller shall collect its insurance proceeds and restore the Property to substantially the same condition as existing immediately before such casualty. If Buyer fails to timely give such notice to Buyer or if the restoration of the Property is reasonably estimated to be $500,000 or less, then option (b) above will automatically apply.

9.2.
Condemnation. If eminent domain proceedings are threatened or commenced against all or any substantial part of the Real Property, Seller shall promptly give notice to Buyer, and Buyer shall have the right, at its option by giving notice to Seller within thirty (30) calendar days after the date of Seller's condemnation notice to Buyer, to either (i) terminate this Agreement, in which event the Earnest Money will be returned to Buyer; or (ii) proceed to Closing and Seller will assign to Buyer all rights to appear in and receive any award from such proceedings. If Buyer fails to timely give such notice to Seller, then Buyer is deemed to have elected option (i). For purposes of this Section 9.2 a "substantial part" shall mean a portion of the Property which, if taken in a condemnation, will, in Seller's reasonable opinion, materially interfere with its use, occupancy and quiet enjoyment of the Property, or which in Buyer's reasonable opinion, is likely to materially reduce the value of the Property. If eminent domain proceedings are threatened or commenced against all or any or of the Real Property that is less than a substantial part thereof, the parties will proceed to Closing and Seller will assign to Buyer all rights to appear in and receive any award from such proceedings.

10.    Reserved.
11.    Reserved.
12.    Assignment. Neither party may assign its rights under this Agreement without the prior written consent of the other party, except that Buyer may assign its rights hereunder to a single asset limited liability company controlled by Buyer, Buyer’s principals, or Buyer’s subsidiary. No assignment will relieve the assigning party of its obligations under this Agreement. Notwithstanding the foregoing to the contrary, Buyer may elect to assign its rights under this

Agreement to a wholly-owned limited liability company created for such purpose by Buyer, which will take title to the Property and execute and deliver the Buyer's Closing Documents.
13.    Survival. All of the terms of this Agreement and warranties and representations herein contained shall survive and be enforceable after the Closing for a period of one (1) year unless a different period of time is stated in this Agreement or is required by law; provided, however, that if a notice of claim is made in writing within said one (1) year period, the related representations and warranties shall survive until the full and final resolution of such claim.
14.    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given if addressed to the party intended to receive the same, at the address of such party set forth below, (i) when delivered at such address by hand or by nationally recognized, reputable overnight courier, or (ii) two (2) days after its deposit in the United States mail as certified mail, return receipt requested. Any party may change its address for the service of notice by giving notice of such change ten (10) days prior to the effective date of such change. The attorneys for the respective parties hereto have the authority to send any notice that may be sent by any party hereto.

If to Seller	Christopher & Banks Company 2400 Xenium Lane North Plymouth, MN 55441 Attention: Luke Komarek, SVP, General Counsel

With a copy to:	Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402-1498 Attention: Alyson Van Dyk

If to Buyer:	2400 Xenium, LLC c/o The Excelsior Group, LLC 1660 Highway 100 South, Suite 400 St. Louis Park, MN 55416 Attention: Andy Finn, Senior Vice President

With a copy to:	Stinson Leonard Street LLP 50 South Sixth Street, Suite 2600 Minneapolis, MN 55402 Attention: Andrew Lee

If to Title Company:	Old Republic National Title Insurance Company 400 Second Avenue South Minneapolis, MN 55401 Attention: Chris Hudy

15.    Lease-Back Lease. The "Lease-Back Lease" is that certain lease of the Real Property between Tenant and Buyer, as landlord, in the form attached hereto as Exhibit E.
16.    Remedies.

16.1.
Buyer Defaults. If Buyer defaults under this Agreement, and, if the default is not the failure to pay the Purchase Price at the Closing, and Buyer fails to cure such default within fifteen (15) calendar days (or such reasonably longer period of time if such default is incapable of cure within such fifteen-day period) after receipt of Seller's written notice to Buyer of the default, Seller will have the right to terminate this Agreement after written notice of cancellation as provided under Minnesota Statutes Section 559.21. Upon such termination, Seller will retain the Earnest Money as liquidated damages, time being of the essence of this Agreement. Seller and Buyer agree that Seller's economic detriment resulting from the removal of the Property from the market and the carrying and other costs incurred thereafter and associated therewith, including any costs to be incurred by Seller in order to satisfy the conditions of escrow set forth herein, are impracticable or extremely difficult to ascertain. Seller and Buyer agree that the Earnest Money is a reasonable estimate of such damages in the event of Buyer's failure to perform according to the provisions of this Agreement. Such payment is intended to be liquidated damages and not intended to be a forfeiture or penalty. The termination of this Agreement and retention of the Earnest Money will be the sole remedy available to Seller for default by Buyer, and Buyer will not be liable for damages or specific performance. Seller and Buyer acknowledge and agree that any liability of Buyer to Seller under the indemnities provided for in Sections 3.1.3 and 8 hereof will not be limited by this liquidated damages provision.

16.2.
Seller Defaults. If Seller defaults under this Agreement prior to Closing, and Seller fails to cure such default within fifteen (15) calendar days (or such reasonably longer period of time if such default is incapable of cure within such fifteen-day period) after receipt of Buyer's written notice to Seller of the default, Buyer shall, as its sole and exclusive remedy, either: (a) terminate this Agreement and recover the Earnest Money, or (b) seek specific performance of this Agreement by commencing suit therefor within three (3) months after the date of Seller's default.

17.    Documents Provided as Courtesy. To the extent that Seller has made available to Buyer documents under this Agreement (including, without limitation, the Due Diligence Materials, the Title Evidence, that certain Phase I Environmental Assessment Report prepared by Hyde Environmental, Inc. dated August 4, 2017 (the “Phase I Report”), contracts, permits, warranties and plans), Seller has done so solely as a courtesy to Buyer and without warranty or representation of any kind except as expressly set forth in this Agreement. Buyer acknowledges and agrees that Seller is not responsible for the scope of any documents prepared by third parties, nor the accuracy of the information provided therein, and Buyer hereby expressly waives all claims against, and releases Seller from, all claims, damages, and expenses that Buyer may incur in connection therewith. Seller advises Buyer to perform its own investigations with respect to all matters concerning the Property and not to rely upon any document prepared by any third party and made available to Buyer by Seller.
18.    Operation Prior to Closing. During the period from the Effective Date to the Closing Date (the "Executory Period"), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and property insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. Seller shall execute no contracts, leases or other agreements regarding the Property during the Executory Period, other than in the ordinary course of business, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.
19.    Confidentiality and Non-Publication. Except as otherwise required by applicable law, public filing or stock exchange rule, neither Buyer nor Seller shall, and will not permit any of its respective affiliates, representatives or advisors to, issue or cause the public announcement with respect to the economic terms of this Agreement and the Lease-Lease Back Lease, without the consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Unless otherwise agreed to in writing by Seller, and except as may be required by applicable laws and regulations, public filings, or stock exchange rule, Buyer agrees to keep this Agreement and all confidential information provided by Seller to Buyer under this Agreement confidential and not to disclose or reveal any such information to any person other than its representatives or Lender who need to know the same in connection with this Agreement and have been directed to observe the terms hereof. Buyer will be responsible for any breach of this section by it or its representatives or Lender. Notwithstanding the foregoing to the contrary, Buyer and Seller agree that nothing in this Agreement prohibits Buyer from discussing the Property or Seller and Seller's financial condition with third parties on a need-to-know basis as part of Buyer's due diligence activities under this Agreement or in connection with Buyer's financing of, or other capital transactions concerning, the purchase of the Property.
20.    Business Day; Calculation of Time. A "business day" shall be any day other than a Saturday, Sunday or legal holiday in the States of Minnesota. When any period of time stated in this Agreement would end on a day that is not a business day, such period shall be deemed to end on the next business day.

21.    Limitation of Liability. Under no circumstances shall either Seller or Buyer be liable to the other under any theory of tort, contract, strict liability or other legal or equitable theory for any punitive, special, incidental, indirect, or consequential damages (each of which is excluded by agreement of the parties regardless of whether or not any of the parties have been advised of the possibility of such damages).
22.    Counterpart/Electronic Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Facsimile signatures or PDF signatures transmitted by attachment to e-mail shall be deemed to have the same full force and effect as original signatures.
23.    Miscellaneous. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement, along with the Site Access Agreement, constitute the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement, and no waiver of any of its terms will be effective unless in writing executed by the parties. This Agreement binds and benefits the parties and their successors and assigns. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to its principles or rules of conflicts of laws. Time is of the essence with respect to this Agreement and the respective time periods set forth herein.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:
CHRISTOPHER & BANKS COMPANY
By:	/s/ Keri Jones
Name:	Keri Jones
Title:	President and Chief Executive Officer

BUYER:
2400 XENIUM, LLC
By:	/s/ Andrew Finn
Name:	Andrew Finn
Title:	Vice President

Signature Page to Purchase Agreement